Extension of Due Date of Promissory Note

February 9, 2016

America Greener Technologies, Inc.
254 South Mulberry Street
Suite 113
Mesa, AZ 85202

Ladies and Gentlemen:

This letter will confirm my oral agreement to extend the maturity date of that certain promissory note dated June 30th 2014 in the principal amount of $ 34,980.00 to July 1st 2016.

Sincerely: Mr. Doug Corrigan